Investor Contacts: Rusty Cloutier
  President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

MidSouth Bank Completes Purchase of
First Louisiana National Bank

LAFAYETTE, LA., December 1, 2011 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL) announced today that its subsidiary, MidSouth Bank, N.A., has completed the purchase of substantially all of the assets and liabilities of First Louisiana National Bank, a wholly owned subsidiary of First Bankshares of St. Martin, Ltd., for approximately $11.5 million in cash and 725,000 shares of MidSouth’s common stock.  First Louisiana National Bank, with total assets of approximately $115 million, has three banking centers. In addition to its headquarters in Breaux Bridge, it also has locations in Lafayette and St. Martinville.

Over the Dec. 3rd weekend, signs on the First Louisiana National Bank buildings will be changed to MidSouth Bank, the first step in a two-phase conversion plan.  Full conversion of systems, products and services will take place the weekend of Dec. 17th.

“First Louisiana National Bank is a healthy bank with a strong consumer market franchise and we are very pleased to welcome their customers and employees to the MidSouth family,” said
C. R. “Rusty” Cloutier, MidSouth Bank President and CEO.  Cloutier noted that the acquisition will significantly increase the number of locations existing First Louisiana National Bank customers can access across Acadiana, as MidSouth Bank has 20 banking centers throughout the region, including nine in the Lafayette market. “We are excited to return to Breaux Bridge, a market that opened the door for us here nearly 25 years ago,” commented Cloutier, referencing the bank’s first purchase of Breaux Bridge Bank & Trust in 1987.  “This market has helped drive our success and expansion. We were a $28 million bank when we came here in 1987, and today we have $1.3 billion in assets with 40 banking locations in Louisiana and Texas.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $1.2 billion as of September 30, 2011. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank has 40 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 43,000 surcharge-free ATMs. More corporate information is available at www.midsouthbank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding expansion efforts and the integration of the acquired branch into MidSouth Bank’s systems.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets;  changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increased competition for deposits and loans which could affect compositions, rates and terms; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.